EXHIBIT 6.2

BUSINESS CONSULTING AGREEMENT

This Agreement (the "Agreement") is dated June 1st, 2015 and is entered into by and between SHIFTPIXY, INC. (hereinafter "SPXY" or "CLIENT") and STRUXURETY CORPORATION (hereinafter "STRX").

1.

Conditions. This Agreement will not take effect, and STRX will have no obligation to provide any service whatsoever, unless and until CLIENT returns a signed copy of this Agreement to STRX (either by mail or facsimile copy). In addition, CLIENT shall be truthful with STRX in regard to any relevant or material information provided by CLIENT, verbally or otherwise which refers, relates, or otherwise pertains to the CLIENT's business, this Agreement or any other relevant transaction. Breach of either of these conditions shall be considered a material breach and will automatically grant STRX the right to terminate this Agreement and all moneys, and other forms of compensation, paid or owing as of the date of termination by STRX shall be forfeited without further notice.

Upon execution of this Agreement, CLIENT agrees to fully cooperate with STRX in carrying out the purposes of this Agreement, keep STRX informed of any developments of importance pertaining to CLIENT's business and abide by this Agreement in its entirety.

2.	Scope and Duties. During the term of this Agreement, STRX will perform the following services for CLIENT:

2.1

Advice and Counsel. STRX will provide advice and counsel regarding CLIENT's strategic business plans, strategy and negotiations with potential business strategic partnering, corporate planning and or other general business consulting needs as expressed by CLIENT.

2.2

Capital Formation. STRX will provide assistance to CLIENT, as mutually agreed, in preparing client for a public offering of its common shares, preparing essential documents and investor collateral, vetting potential investors, establishing essential professional alliances, recommending strategy and providing advice and assistance during negotiations, as needed.

2.3

CLIENT and/or CLIENT's Affiliate Transaction Due Diligence. STRX will participate and assist CLIENT in the due diligence process, where possible, on all proposed financial transactions affecting CLIENT of which STRX is notified in writing in advance, including conducting investigation of and providing advice on the financial, valuation and stock price implications of the proposed transaction(s).

2.4

Ancillary Document Services. If necessary, STRX will assist and cooperate with CLIENT in the development, editing and production of such documents as are reasonably necessary to assist in any transaction covered by this Agreement. However, this Agreement will not include the preparation or procuring of legal documents or those documents normally prepared by an attorney.

Business Consulting Agreement, continued page 2 of 6 pages

2.5

Additional Duties. CLIENT and STRX shall mutually agree, in writing, for any additional duties that STRX may provide to CLIENT for compensation paid or payable by CLIENT under this Agreement. Although there is no requirement to do so, such additional agreement(s) may be attached hereto and made a part hereof by written amendments to be listed as "Exhibits" beginning with "Exhibit A" and initialed by both parties.

2.6

Standard of Performance. STRX shall devote such time and efforts to the affairs of the CLIENT as is reasonably necessary to render the services contemplated by this Agreement. Any work or task of STRX provided for herein which requires CLIENT to provide certain information to assist STRX in completion of the work shall be excused (without effect upon any obligation of CLIENT) until such time as CLIENT has fully provided all information and cooperation necessary for STRX to complete the work. The services of STRX shall not include the rendering of any legal opinions or the performance of any work that is in the ordinary purview of a certified public accountant, or other licensed professional. STRX cannot guarantee results on behalf of CLIENT, but shall use commercially reasonable efforts in providing the services listed above. If an interest is communicated to STRX regarding satisfying all or part of CLIENT's business and corporate strategic planning needs, STRX shall notify CLIENT and advise it as to the source of such interest and any terms and conditions of such interest.

2.7

Non-Guarantee. STRX MAKES NO GUARANTEE THAT STRX WILL BE ABLE TO SUCCESSFULLY LOCATE A MERGER OR ACQUISITION TARGET AND IN TURN CONSUMMATE A MERGER OR ACQUISITION TRANSACTION FOR CLIENT, OR TO SUCCESSFULLY COMPLETE SUCH A TRANSACTION WITHIN CLIENT'S DESIRED TIME FRAME. NEITHER ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOR THE PAYMENT OF DEPOSITS TO STRX BY CLIENT PURSUANT TO FEE AGREEMENTS FOR SERVICES NOT CONTEMPLATED HEREIN SHALL BE CONSTRUED AS ANY SUCH GUARANTEE. ANY COMMENTS MADE REGARDING POTENTIAL TIME FRAMES OR ANYTHING THAT PERTAINS TO THE OUTCOME OF CLIENT'S NEEDS ARE EXPRESSIONS OF OPINION ONLY, AND FOR PURPOSES OF THIS AGREEMENT ARE SPECIFICALLY DISAVOWED.

3.	Compensation to STRX.

3.1	Monthly Retainer. STRX shall be paid a retainer of $12,000 per month for the term of this engagement. The monthly retainer is deemed earned and shall be due and payable at the first of the month.

3.2

Expenses. CLIENT shall reimburse STRX for reasonable expenses incurred in performing its duties pursuant to this Agreement (including printing, postage, express mail, photo reproduction, travel, lodging, and long distance telephone and facsimile charges); provided, however, that STRX must receive prior written approval from CLIENT for any expenses over $ 100. Such reimbursement shall be payable within 7 seven days after CLIENT's receipt of STRX invoice for same.

3.3

Additional Fees and Commissions. CLIENT and STRX shall mutually agree upon any additional fees that CLIENT may pay in the future for services rendered by STRX under this Agreement. CLIENT also agrees that commissions can be earned as a result of successful business development services by STRX. CLIENT and STRX shall mutually agree to memorialize specific commission terms outside of this agreement. Such additional agreement(s) may, although there is no requirement to do so, be attached hereto and made a part hereof as Exhibits beginning with Exhibit A.

Business Consulting Agreement, continued page 3 of 6 pages

4.

Indemnification. The CLIENT agrees to indemnify and hold harmless STRX, each of its officers, directors, employees and shareholders against any and all liability, loss and costs, expenses or damages, including but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever or howsoever caused by reason of any injury (whether to body, property, personal or business character or reputation) sustained by any person or to any person or property, arising out of any act, failure to act, neglect, any untrue or alleged untrue statement of a material fact or failure to state a material fact which thereby makes a statement false or misleading, or any breach of any material representation, warranty or covenant by CLIENT or any of its agents, employees, or other representatives. Nothing herein is intended to nor shall it relieve either party from liability for its own willful act, omission or negligence. All remedies provided by law, or in equity shall be cumulative and not in the alternative.

5.	Confidentiality.

5.1

STRX and CLIENT each agree to keep confidential and provide reasonable security measures to keep confidential information where release may be detrimental to their respective business interests. STRX and CLIENT shall each require their employees, agents, affiliates, other licensees, and others who will have access to the information through STRX and CLIENT respectively, to first enter appropriate non-disclosure Agreements requiring the confidentiality contemplated by this Agreement in perpetuity.

5.2

STRX will not, either during its engagement by the CLIENT pursuant to this Agreement or at any time thereafter, disclose, use or make known for its or another's benefit any confidential information, knowledge, or data of the CLIENT or any of its affiliates in any way acquired or used by STRX during its engagement by the CLIENT. Confidential information, knowledge or data of the CLIENT and its affiliates shall not include any information that is, or becomes generally available to the public other than as a result of a disclosure by STRX or its representatives.

6.	Miscellaneous Provisions.

6.1	Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of STRX and CLIENT.

6.2

Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The obligations of either party hereunder cannot be assigned without the express written consent of the other party.

6.3

Governing Law; Venue. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of law doctrine. CLIENT and STRX agree that if any action is instituted to enforce or interpret any provision of this Agreement, the jurisdiction and venue shall be Orange County, California.

6.4

Attorneys' Fees and Costs. If any action is necessary to enforce and collect upon the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs, in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

Business Consulting Agreement, continued page 4 of 6 pages

6.5	Survivability. If any part of this Agreement is found, or deemed by a court of competent jurisdiction, to be invalid or unenforceable, that part shall be severable from the remainder of the Agreement.

7.

Arbitration. ALL DISPUTES, CONTROVERSIES, OR DIFFERENCES BETWEEN CLIENT, STRX OR ANY OF THEIR OFFICERS, DIRECTORS, LEGAL REPRESENTATIVES, ATTORNEYS, ACCOUNTANTS, AGENTS OR EMPLOYEES, OR ANY CUSTOMER OR OTHER PERSON OR ENTITY, ARISING OUT OF, IN CONNECTION WITH OR AS A RESULT OF THIS AGREEMENT, SHALL BE RESOLVED THROUGH ARBITRATION RATHER THAN THROUGH LITIGATION. WITH RESPECT TO THE ARBITRATION OF ANY DISPUTE, THE UNDERSIGNED HEREBY ACKNOWLEDGE AND AGREE THAT:

A.	ARBITRATION IS FINAL AND BINDING ON THE PARTIES;

B.	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDY IN COURT, INCLUDING THEIR RIGHT TO JURY TRIAL;

C.	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED AND DIFFERENT FROM COURT PROCEEDING;

D.	THE ARBITRATOR'S AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT OF APPEAL OR TO SEEK MODIFICATION OF RULING BY THE ARBITRATORS IS STRICTLY LIMITED;

E.	THIS ARBITRATION PROVISION IS SPECIFICALLY INTENDED TO INCLUDE ANY AND ALL STATUTORY CLAIMS WHICH MIGHT BE ASSERTED BY ANY PARTY;

F.

EACH PARTY HEREBY AGREES TO SUBMIT THE DISPUTE FOR RESOLUTION TO THE AMERICAN ARBITRATION ASSOCIATION, IN ORANGE COUNTY, CALIFORNIA WITHIN FIVE (5) DAYS AFTER RECEIVING A WRITTEN REQUEST TO DO SO FROM THE OTHER PARTY;

G.	IF EITHER PARTY FAILS TO SUBMIT THE DISPUTE TO ARBITRATION ON REQUEST, THEN THE REQUESTING PARTY MAY COMMENCE AN ARBITRATION PROCEEDING, BUT IS UNDER NO OBLIGATION TO DO SO;

H.	ANY HEARING SCHEDULED AFTER AN ARBITRATION IS INITIATED SHALL TAKE PLACE IN ORANGE COUNTY, CALIFORNIA;

I.

IF EITHER PARTY SHALL INSTITUTE ANY COURT PROCEEDING IN AN EFFORT TO RESIST ARBITRATION AND BE UNSUCCESSFUL IN RESISTING ARBITRATION OR SHALL UNSUCCESSFULLY CONTEST THE JURISDICTION OF ANY ARBITRATION FORUM LOCATED IN ORANGE COUNTY, CALIFORNIA, OVER ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER FROM THE LOSING PARTY ITS LEGAL FEES AND ANY OUT-OF-POCKET EXPENSES INCURRED IN CONNECTION WITH THE DEFENSE OF SUCH LEGAL PROCEEDING OR ITS EFFORTS TO ENFORCE ITS RIGHTS TO ARBITRATION AS PROVIDED FOR HEREIN;

Business Consulting Agreement, continued page 5 of 6 pages

J.	THE PARTIES SHALL ACCEPT THE DECISION OF ANY AWARD AS BEING FINAL AND CONCLUSIVE AND AGREE TO ABIDE THEREBY;

K.	ANY DECISION MAY BE FILED WITH ANY COURT AS A BASIS FOR JUDGMENT AND EXECUTION FOR COLLECTION.

8.	Term/Termination. This Agreement is an agreement for the term of approximately nine (9) months ending March 31st, 2016.

9.

Registration Of Shares. STRX shall have standard piggyback registration rights (as described in Section 3.2 herein) of all shares issued in accordance with this Agreement, which are not subject to registration per Section 3.0 et seq. herein.

10.

Non Circumvention. In and for valuable consideration, CLIENT hereby agrees that STRX may introduce (whether by written, oral, data, or other form of communication) CLIENT to one or more opportunities, including, without limitation, natural persons, corporations, limited liability companies, partnerships, unincorporated businesses, sole proprietorships and similar entities (hereinafter an "Opportunity" or ""Opportunities""). CLIENT further acknowledges and agrees that the identity of the subject Opportunities, and all other information concerning an Opportunity (including without limitation, all mailing information, phone and fax numbers, email addresses and other contact information) introduced hereunder are the property of STRX, and shall be treated as confidential and proprietary information by CLIENT, it affiliates, officers, directors, shareholders, employees, agents, representatives, successors and assigns. CLIENT shall not use such information, except in the context of any arrangement with STRX in which STRX is directly and actively involved, and never without STRX's prior written approval. CLIENT further agrees that neither it nor its employees, affiliates or assigns, shall enter into, or otherwise arrange (either for it/him/herself, or any other person or entity) any business relationship, contact any person regarding such Opportunity, either directly or indirectly, or any of its affiliates, or accept any compensation or advantage in relation to such Opportunity except as directly though STRX, without the prior written approval of STRX. STRX is relying on CLIENT's assent to these terms and their intent to be bound by the terms by evidence of their signature. Without CLIENT's signed assent to these terms, STRX would not introduce any Opportunity or disclose any confidential information to CLIENT as herein described.

Business Consulting Agreement, continued page 6 of 6 pages

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

SHIFTPIXY, INC. (CLIENT)

Print Name:	J. Stephan Holmes

Sign Name:

Title:	its Chief Executive Officer

Date:

Address:	18101 Von Karman Avenue Suite 330 Irvine, CA 92612

STRUXURETY CORPORATION (STRX)

Print Name:	Scott W. Absher

Sign Name:

Title:	its President

Date:

Address:	18101 Von Karman Avenue Suite 330 Irvine, CA 92612